Exhibit 15.1

October 10, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our report dated July 28, 2017 on our review of interim financial information of United Technologies Corporation (the “Company”) for the three and six month periods ended June 30, 2017 and 2016 and included in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2017 is incorporated by reference in its Registration Statement on Form S-4 dated October 10, 2017.

We are aware that our report dated April 28, 2017 on our review of interim financial information of the Company for the three month period ended March 31, 2017 and 2016 and included in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2017 is incorporated by reference in its Registration Statement on Form S-4 dated October 10, 2017.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP